UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 23, 2025
Energy Vault Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39982	85-3230987
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4165 East Thousand Oaks Blvd., Suite 100 Westlake Village, California	91362
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (805) 852-0000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	NRGV	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company  ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.
On July 23, 2025, Cross Trails Energy Storage Project, LLC (the “Borrower”), a subsidiary of Energy Vault Holdings, Inc. (“Energy Vault“ or the “Company“), entered into a credit agreement (the “Credit Agreement”) with Wilmington Trust, National Association, as administrative agent and collateral agent, and each of the lenders party thereto. The Credit Agreement provides for a senior secured term loan facility in an aggregate principal amount of approximately $17.8 million. The proceeds of the term loan facility are intended to support the Cross Trails energy storage project, including payment of operating costs, funding of required reserve accounts, payment of fees and expenses related to the transaction, and making certain distributions to the project sponsor or its designee at closing. The facility is structured as a single-draw term loan, with the full amount funded on July 23, 2025. Loans under the facility bear interest at a rate per annum equal to 5.00% for loans bearing interest at the alternate base rate (“ABR”) and 6.00% for loans bearing interest at the secured overnight financing rate (“SOFR”). The interest rate is subject to step-ups (and step-downs) of 2.00% per annum in certain circumstances. The term loan matures on July 23, 2032, with principal amortization in accordance with a pre-agreed schedule. The Borrower may prepay the loans at any time, subject to payment of accrued interest, breakage costs and a repayment premium. Mandatory prepayments are required upon the occurrence of certain customary events, including the receipt of insurance or condemnation proceeds (subject to customary reinvestment rights), asset sales above specified thresholds, the incurrence of additional non-permitted indebtedness, or the non-permitted issuance of new equity interests by the Borrower, and are subject to the payment of accrued interest, breakage costs and a repayment premium. The obligations of the Borrower under the Credit Agreement are secured by a first priority security interest in substantially all of the assets of the Borrower, including the project assets, accounts, and related collateral. as well as the membership interests in the Borrower. The Credit Agreement contains customary affirmative and negative covenants for a project financing of this type, including limitations on additional indebtedness, liens, asset sales, investments, affiliate transactions, and distributions. The Borrower is also required to maintain certain financial ratios, including a minimum debt service coverage ratio of 1.10:1.00, and maintain insurance, deliver certain financial and other reports, and comply with applicable laws and permits. The Credit Agreement also includes customary representations and warranties, indemnification provisions and requirements for the maintenance of insurance and compliance with applicable laws and permits.
The foregoing description of the Credit Agreement does not purport to be complete. The description of the Credit Agreement herein is qualified by reference to the copy of the Credit Agreement attached as Exhibit 10.1, which is incorporated by reference into this Current Report on Form 8-K in its entirety.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.
Item 8.01 Other Events.
On July 24, 2025, the Company issued a press release announcing the entry into the Credit Agreement. A copy of the press release is furnished as Exhibit 99.1 hereto.
The information furnished with this report, including Exhibit 99.1, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference into any other filing under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, except as expressly set forth by specific reference in such a filing.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits:

Exhibit No.	Description
10.1*#
Credit Agreement, dated as of July 23, 2025, by and among Cross Trails Energy Storage Project, LLC, Wilmington Trust, National Association, as administrative agent and collateral agent, and each of the lenders party thereto.

99.1	Press Release dated as of July 24, 2025
104	Cover page from this Current Report on Form 8-K, formatted in Inline XBRL
*           Pursuant to Item 601(a)(5) of Regulation S-K, certain schedules and similar attachments have been omitted. The registrant hereby agrees to furnish a copy of any omitted schedule or similar attachment to the Securities and Exchange Commission upon request.
#           Pursuant to Item 601(b)(10)(iv) of Regulation S-K promulgated by the Securities and Exchange Commission, certain portions of this exhibit have been redacted because the Company customarily and actually treats such omitted information as private or confidential and because such omitted information is not material.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERGY VAULT HOLDINGS, INC.

Date: July 28, 2025	By:	/s/ Brad Eastman
Name: Brad Eastman
Chief Legal Officer